CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                    FOR
                                CIPHER VOICE, INC.

Pursuant to NRS 78.385 and 78.390. the undersigned President and Secretary of Cipher Voice, Inc. do hereby certify:

That the following amendments to the articles of incorporation were unanimously approved by the Sole Director of said corporation, by written consent in lieu of a special meeting of the Sole Director, dated October 30, 1996 and by a majority of the outstanding shares entitled to vote, there being 9,182,000 shares authorized to vote and 5,100,000 shares having voted in favor of the amended articles.

1. Change of Authorized Capital.

After giving effect to a one for seven (1 for 7) reverse stock split, the authorized capital shall be reduced from 25,000,000 shares, $.001 par value per share to 3,571,428 shares, $.007 par value per share, after which the authorized common stock shall be increased by this amendment from 3,571,428 shares $.007 par value per share to 25,000,000 shares. $.007 par value per share.

Accordingly,

     Article VI is hereby amended to read as follows:

Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 25,000,000 shares of Common Stock.

          (a) After giving effect to a one for seven (1 for 7) reverse stock split and thereafter increasing the authorized Common Stock, the total number of shares of Common Stock which this Corporation is authorized to issue is 25,000,000 shares at $.007 par value per share.
                                /s/Roger Lund
                                Roger Lund, President/Secretary

STATE OF UTAH
    ss.
COUNTY OF SALT LAKE)

On this 30th day of October, 1996, personally appeared before me, a Notary Public. Roger Lund, President and Secretary of the above-mentioned Corporation, who acknowledged that he executed the Certificate of Amendment of the Articles of Incorporation of Cipher Voice, Inc.
                                  /s/Larry Pickering
                                  Notary Public